                                                                     EXHIBIT 11

                                ALTRIS SOFTWARE, INC.

                   STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
                                     (Unaudited)

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

                                               For the three months          For the six months
                                                  ended June 30,               ended June 30,
                                            -------------------------   ---------------------------
                                                1997            1996         1997           1996
                                            ----------     ----------   ------------  -------------
Net income per consolidated
   financial statements                     $  550,000     $  875,000   $  1,084,000  $   1,552,000
                                            ----------     ----------   ------------  -------------
                                            ----------     ----------   ------------  -------------
Primary net income per share:
Weighted average common shares               9,574,000      9,202,000      9,570,000      8,848,000
Common stock equivalents:
   Common stock options                         48,000        304,000         64,000        342,000
   Convertible preferred stock                       -         88,000              -         44,000
   Common stock warrants                             -              -              -              -
                                            ----------     ----------   ------------  -------------
Weighted average shares outstanding          9,622,000      9,594,000      9,634,000      9,234,000
                                            ----------     ----------   ------------  -------------
                                            ----------     ----------   ------------  -------------
Fully diluted net income per share:
Weighted average common shares               9,574,000      9,202,000      9,570,000      8,848,000
Common stock equivalents:
   Common stock options                         95,000        304,000         92,000        342,000
   Convertible preferred stock                   5,000         88,000          3,000         44,000
   Common stock warrants                             -              -              -              -
                                            ----------     ----------   ------------  -------------
Weighted average shares outstanding          9,674,000      9,594,000      9,665,000      9,234,000
                                            ----------     ----------   ------------  -------------
                                            ----------     ----------   ------------  -------------
Net income per share:
   Primary                                  $      .06     $      .09   $        .11  $         .17
                                            ----------     ----------   ------------  -------------
                                            ----------     ----------   ------------  -------------
   Fully diluted                            $      .06     $      .09   $        .11  $         .17
                                            ----------     ----------   ------------  -------------
                                            ----------     ----------   ------------  -------------
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